Exhibit 99.1

CONFIDENTIAL

August 28, 2008

Hexion Specialty Chemicals, Inc.,

180 East Broad Street,

Columbus, Ohio 43215.

Attention: William H. Carter
Executive Vice President and Chief Financial Officer

Apollo Global Management, LLC,

9 West 57th Street, 43rd Floor,

New York, New York 10019.

Attention: Joshua J. Harris
President

Ladies and Gentlemen:

The undersigned institutional investors are stockholders of Huntsman Corporation (“Huntsman”), or affiliates of such stockholders, interested in facilitating the consummation of the acquisition of Huntsman by Hexion Specialty Chemicals Inc. (“Hexion”) pursuant to the Agreement and Plan of Merger, dated July 12, 2007 (the “Merger Agreement”), among Hexion, Huntsman and Nimbus Merger Sub Inc.

We do not wish to comment on the details of your dispute with Huntsman other than to state our own working assumptions, based on publicly-available information, that Hexion can close the transaction on the current terms of the Merger Agreement.  From our perspective as equity investors, we believe the main issue at hand is your expected rate of return to Hexion stockholders after giving effect to the merger.

We are prepared to finance, together with a limited number of other Huntsman stockholders, at least $500 million of the consideration due under the Merger Agreement in the form of a subscription for Contingent Value Rights (“CVRs”) as described in the attached commitment letter.  This financing serves the dual purpose of enhancing what we believe is your already reasonable rate of return and facilitating a mutually-beneficial resolution of the current disagreement between you and Huntsman.

The CVRs are similar to an earn-out; they entitle the holders to repayment of the invested amount only if the future cumulative rate of return on Hexion equity passes a certain hurdle rate.  If Hexion equity holders do not earn the hurdle rate of return, the CVRs expire without payment.  The CVRs are repaid only if the rate of return on Hexion equity outperforms the hurdle rate, a result that we believe is likely enough to warrant our investment.

From Hexion’s perspective, the financing provided in exchange for the CVRs can be used to supplement debt financing for the merger consideration and post-merger liquidity.  The result will be less debt service costs and a higher rate of return on equity.  The higher returns will be shared with the CVR holders only to the extent that rate of return is in excess of the hurdle rate, which we propose to set at a cumulative annual rate of return of 20%.   Note that returns above the hurdle rate are not paid entirely to the CVR holders, but instead are split in equal parts between the CVR holders and Hexion’s other owners.  The CVR holders’ total return is then capped at the initially invested amount, after which point all returns are paid 100% to Hexion’s other owners.

The attached commitment letter is in draft form for your review and comment.  We are prepared to enter into it immediately in the form attached, or to discuss any comments or suggestions you may have.  We also are open to discussing alternative transaction structures (including common or preferred equity investments or mezzanine loans) that reach a similar economic result but are more efficient in your view for tax or other reasons.

Our additional financing proposal does not require due diligence or the review of material non-public information.  However, our commitment would be subject to the conditions set forth in the commitment letter.  Of particular note:

•                  Our own commitments of $245,022,716 are subject to Hexion’s receipt of similar commitments from a limited number of other large investors in Huntsman (“Additional Commitments”) such that the aggregate notional amount of all CVR commitments is at least $500,000,000.  We have discussed this proposal with Peter Huntsman and requested that the Huntsman family and certain of their controlled entities (the “Huntsman Family Stockholders”) join the attached commitment letter.  Peter Huntsman has informed us that it is his expectation that the Huntsman Family Stockholders will commit to subscribe for an aggregate of $186,233,986 in notional amount of CVRs on the terms and conditions set forth in the commitment letter at such time as sufficient Additional Commitments are received such that the aggregate of all CVR commitments, including the commitments of the Huntsman Family Stockholders, is at least $500,000,000.  Based on our analysis of the institutional ownership of Huntsman common equity, we believe that at least the requisite amount of Additional Commitments ($68,743,298) can be obtained from other large stockholders who see the situation in the same terms that we do.  In the event that you receive Additional Commitments in excess of that amount, we agree that you may increase the total amount of CVRs rather than reduce our own commitments.

•                  Our commitments also are subject to Hexion’s acceptance of the commitment letter by September 15, 2008.  In accepting the commitment letter, we ask Hexion to confirm that, assuming the “Company Material Adverse Effect” condition in the Merger Agreement will be satisfied or waived as of the closing date, Hexion has no other reason to believe that any condition precedent to any party’s obligation to effect the merger will not be timely satisfied or that any party has or will have the right to terminate the Merger Agreement prior to the consummation of the merger.  We feel it is important to verify this as part of a bona fide acceptance of our commitments, which require us to allocate capital for the CVR investment and hold a minimum amount of Huntsman stock until consummation of the merger.  We do not believe that acceptance of our commitment letter will limit Hexion’s ability to argue (now or later) that a “Company Material Adverse Effect” has occurred.

•                  Finally, our commitments are subject to the consummation of the merger on the terms and at the price specified in the Merger Agreement.  Obviously, we do not intend to subscribe for CVRs on the terms described in the commitment letter if the consideration payable under the Merger Agreement is reduced or delayed, or other changes adverse to us are made without our consent.

Please understand that none of us represents Huntsman or has the authority to bind it.  We are making this proposal solely on our own behalf as institutional investors, and not on behalf of Huntsman, the Huntsman family or any other Huntsman stockholders.

We are available at your convenience to discuss the term sheet and are ready to proceed quickly to definitive documentation once the term sheet is agreed.  If you have any questions, please feel free to contact any of the undersigned.

Very truly yours,

CITADEL LIMITED PARTNERSHIP

By:	CITADEL INVESTMENT
GROUP, L.L.C., its General
Partner

By:	/s/ John C. Nagel
Name: John C. Nagel
Title: Authorized Signatory

D. E. SHAW VALENCE
PORTFOLIOS, L.L.C.

By:	D. E. SHAW & CO., L.P., as
Managing Member

By:	/s/ Julius Gaudio
Name: Julius Gaudio
Title: Managing Director

D. E. SHAW OCULUS
PORTFOLIOS, L.L.C.

By:	D. E. SHAW & CO., L.L.C., as
Managing Member

By:	/s/ Julius Gaudio
Name: Julius Gaudio
Title: Managing Director

MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS L.P.

By:	MATLINPATTERSON GLOBAL
ADVISERS LLC, its Investment
Advisor

By:	/s/ Robert H. Weiss
Name: Robert H. Weiss
Title: General Counsel

MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS (BERMUDA) L.P.

By:	MATLINPATTERSON GLOBAL ADVISERS LLC, its Investment Advisor

By:	/s/ Robert H. Weiss
Name: Robert H. Weiss
Title: General Counsel

PENTWATER GROWTH FUND LTD.

By:	/s/ Matthew C. Halbower
Name: Matthew C. Halbower
Title: CEO/Portfolio Manager

(Attachments)